UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.

(Exact name of registrant as specified in its charter)

British Columbia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 East 1st Avenue Vancouver, British Columbia, Canada	V5T 1A4
(Address of Principal Executive Offices)	(Zip Code)

2020 STOCK INCENTIVE PLAN
(Full title of the plan)

Bal Bhullar, Chief Financial Officer
102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4
(Name and address of agent for service)

Tel: (604) 428-7656
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-25 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	29,683,880 shares	$2.45 per share	$72,725,506	$7,934.35

(1)	This Registration Statement covers our common shares, without par value, issuable pursuant to stock options and other equity incentive awards under our 2020 Stock Incentive Plan.
(2)	This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the 2020 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares.
(3)	The proposed maximum offering price per share is calculated in accordance with Rule 457(h) of the United States Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of our common stock of $2.45 per share, as reported on Nasdaq Capital Market on October 2, 2020.
(4)	The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to a maximum of 29,683,880 common shares, without par value, issuable directly by ElectraMeccanica Vehicles Corp. (“we” or the “Company”) under our 2020 Stock Incentive Plan or pursuant to the exercise of options that have been granted under our 2015 Stock Option Plan, which our 2020 Stock Incentive Plan supersedes and replaces our 2015 Stock Option Plan.

A reoffer prospectus has been included in this Registration Statement in accordance with General Instruction E on Form S-8 –Registration of Additional Securities.

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Part I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page and following, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus (“prospectus” or “Registration Statement”), constitute a prospectus that meets the requirements of Section 10(a) of the United States Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus: The material that follows Item 2, beginning on Page P-1 up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form F-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1.	Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 29,683,880 common shares, without par value, issuable directly by ElectraMeccanica Vehicles Corp. (“we” or the “Company”) under our 2020 Stock Incentive Plan or pursuant to the exercise of options that have been granted under our 2015 Stock Option Plan, which our 2020 Stock Incentive Plan supersedes and replaces our 2015 Stock Option Plan.

On May 29, 2020, our Board of Directors authorized and approved the adoption of the Company’s 2020 Stock Incentive Plan, under which an aggregate of 30,000,000 of our common shares may be issued. The 2020 Stock Incentive Plan supersedes and replaces the Company’s 2015 Stock Option Plan, dated as originally ratified by the Board of Directors on June 11, 2015, as ratified by the shareholders of the Company at the Company’s annual general meeting held on each of May 24, 2018 and June 24, 2019.

The 2020 Stock Incentive Plan was ratified by the shareholders of the Company at the Company’s annual general and special meeting held on July 9, 2020.

The 2020 Stock Incentive Plan provides flexibility to the Company to grant equity-based incentive awards (each, an “Award”) in the form of options (“Options”), restricted share units (“RSUs”), preferred shared units (“PSUs”) and deferred share units (“DSUs”), as described in further detail below.

The purpose of the 2020 Stock Incentive Plan is to, among other things, provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants as may be granted awards under the 2020 Stock Incentive Plan by the Board of Directors from time to time for their contributions toward the long-term goals and success of the Company, and to enable and encourage such directors, employees and consultants to acquire common shares as long-term investments and proprietary interests in the Company.

Administration of the 2020 Stock Incentive Plan

The 2020 Stock Incentive Plan designates our Board of Directors as the initial Plan Administrator (as defined in the 2020 Stock Incentive Plan), subject to the ability of the Board of Directors to delegate from time to time all or any of the powers conferred on the Plan Administrator to a committee of the Board of Directors. The Board of Directors has resolved to delegate all powers of administration of the 2020 Stock Incentive Plan to our Compensation Committee.

The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive Awards under the 2020 Stock Incentive Plan, the time or times at which Awards may be granted, the conditions under which awards may be granted or forfeited to the Company, the number of common shares to be covered by any Award, the exercise price of any Award, whether restrictions or limitations are to be imposed on the common shares issuable pursuant to grants of any Award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine.

In addition, the Plan Administrator interprets the 2020 Stock Incentive Plan and may adopt guidelines and other rules and regulations relating to the 2020 Stock Incentive Plan, and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2020 Stock Incentive Plan.

Eligibility

All directors, employees and consultants are eligible to participate in the 2020 Stock Incentive Plan. The extent to which any such individual is entitled to receive a grant of an Award pursuant to the 2020 Stock Incentive Plan will be determined in the sole and absolute discretion of the Plan Administrator.

Types of Awards

Awards of Options, RSUs, PSUs and DSUs may be made under the 2020 Stock Incentive Plan. All of the Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the 2020 Stock Incentive Plan, and will generally be evidenced by an Award agreement. In addition, subject to the limitations provided in the 2020 Stock Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards and waive any condition imposed with respect to Awards or common shares issued pursuant to Awards.

Options

An Option entitles a holder thereof to purchase a prescribed number of treasury common shares at an exercise price set at the time of the grant. The Plan Administrator will establish the exercise price at the time each Option is granted, which exercise price must in all cases be not less than the volume weighted average closing price of the common shares on NASDAQ for the five trading days immediately preceding the date of grant (the “Market Price”) on the date of grant. Subject to any accelerated termination as set forth in the 2020 Stock Incentive Plan, each Option expires on its respective expiry date. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options. Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, Award agreement or other written agreement between the Company or a subsidiary of the Company and the participant. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable. The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in the 2020 Stock Incentive Plan, such as vesting conditions relating to the attainment of specified performance goals.

Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award agreement, an exercise notice must be accompanied by payment of the exercise price. A participant may, in lieu of exercising an Option pursuant to an exercise notice, elect to surrender such Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to (i) the Market Price of the common shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ü) the aggregate exercise price of the Option (or portion thereof) surrendered relating to such common shares (the “In-the-Money Amount”) by written notice to the Company indicating the number of Options such participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to the provisions of the 2020 Stock Incentive Plan, the Company will satisfy payment of the In-the-Money Amount by delivering to the participant such number of common shares having a fair market value equal to the In-the-Money Amount.

Restricted Share Units

A RSU is a unit equivalent in value to a common share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one common share (or the value thereof) for each RSU after a specified vesting period. The Plan Administrator may, from time to time, subject to the provisions of the 2020 Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year.

The number of RSUs (including fractional RSUs) granted at any particular time under the 2020 Stock Incentive Plan will be calculated by dividing: (a) the amount that is to be paid in RSUs, as determined by the Plan Administrator; by (b) the greater of (i) the Market Price of a common share on the date of grant and (ii) such amount as determined by the Plan Administrator in its sole discretion.

The Plan Administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of RSUs, provided that the terms applicable to RSUs granted to U.S. taxpayers comply with Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.

Upon settlement, holders will redeem each vested RSU for one fully paid and non-assessable common share in respect of each vested RSU.

Performance Share Units

A PSU is a unit equivalent in value to a common share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one common share for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The Plan Administrator may, from time to time, subject to the provisions of the 2020 Stock Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any participant in respect of services rendered by the applicable participant in a taxation year. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of termination of a participant’s service and the settlement terms pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable Award agreement.

The Plan Administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of PSUs, provided that the terms applicable to PSUs granted to U.S. taxpayers comply with Section 409A of the Code, to the extent applicable. Upon settlement, holders will redeem each vested PSU for one fully paid and non-assessable common share in respect of each vested PSU.

Deferred Share Units

A DSU is a unit equivalent in value to a common share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one common share (or, at the election of the holder and subject to the approval of the Plan Administrator, the cash value thereof) for each DSU on a future date. The Board of Directors may fix from time to time a portion of the total compensation (including annual retainer) paid by the Company to a director in a calendar year for service on the Board of Directors (the “Director Fees”) that are to be payable in the form of DSUs. In addition, each director is given, subject to the provisions of the 2020 Stock Incentive Plan, the right to elect to receive a portion of the cash Director Fees owing to them in the form of DSUs.

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, DSUs shall vest immediately upon grant. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing: (a) the amount of Director Fees that are to be paid in DSUs, as determined by the Plan Administrator; by (b) the Market Price of a common share on the date of grant. Upon settlement, holders will redeem each vested DSU for: (a) one fully paid and non-assessable common share issued from treasury in respect of each vested DSU, or (b) at the election of the holder and subject to the approval of the Plan Administrator, a cash payment on the date of settlement. Any cash payments made under the 2020 Stock Incentive Plan by the Company to a participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per common share as at the settlement date.

Dividend Equivalents

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award agreement, RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on common shares. Dividend equivalents shall vest in proportion to, and settle in the same manner as, the Awards to which they relate. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per common share by the number of RSUs, PSUs and DSUs, as applicable, held by the participant on the record date for the payment of such dividend; by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places.

Black-out Periods

In the event an Award expires, at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of the Company exists, the expiry of such Award will be the date that is ten business days after which such scheduled blackout terminates or there is no longer such undisclosed material change or material fact.

Term

While the 2020 Stock Incentive Plan does not stipulate a specific term for Awards granted thereunder, as discussed below, Awards may not expire beyond 10 years from its date of grant, except where shareholder approval is received or where an expiry date would have fallen within a blackout period of the Company. All Awards must vest and settle in accordance with the provisions of the 2020 Stock Incentive Plan and any applicable Award agreement, and which Award agreement may include an expiry date for a specific Award.

Termination of Employment or Services

The following describes the impact of certain events upon the participants under the 2020 Stock Incentive Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a participant’s applicable employment agreement, Award agreement or other written agreement:

(a)	Termination for Cause or upon Termination: Any Option or other Award held by the participant that has not been exercised, surrendered or settled as of the Termination Date (as defined in the 2020 Stock Incentive Plan) shall be immediately forfeited and cancelled as of the Termination Date.

(b)	Termination without Cause: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the Termination Date multiplied by a fraction the numerator of which is the number of days between the date of grant and the Termination Date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Options may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the date that is 90 days after the Termination Date. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled within 90 days after the Termination Date.

(c)	Disability: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the Termination Date multiplied by a fraction the numerator of which is the number of days between the date of grant and the Termination Date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the Participant at any time until the Expiry Date of such Option. Any vested Option may be exercised by the participant at any time until the expiry date of such Option. Any vested Award other than an Option will be settled within 90 days after the Termination Date.

(d)	Death: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the Termination Date multiplied by a fraction the numerator of which is the number of days between the date of grant and the Termination Date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant’s beneficiary or legal representative (as applicable) at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the first anniversary of the date of the death of such participant. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled with the participant’s beneficiary or legal representative (as applicable) within 90 days after the date of the Participant’s death.

(e)	Retirement: A portion of any unvested Options or other Awards shall immediately vest, such portion to be equal to the number of unvested Options or other Awards held by the participant as of the Termination Date multiplied by a fraction the numerator of which is the number of days between the date of grant and the Termination Date and the denominator of which is the number of days between the date of grant and the date any unvested Options or other Awards were originally scheduled to vest. Any vested Option may be exercised by the participant at any time during the period that terminates on the earlier of: (a) the expiry date of such Option; and (b) the third anniversary of the participant’s date of retirement. If an Option remains unexercised upon the earlier of (a) or (b), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, such Award will be settled within 90 days after the participant’s retirement. Notwithstanding the foregoing, if, following his or her retirement, the participant commences on the Commencement Date (as defined in the 2020 Stock Incentive Plan) employment, consulting or acting as a director of the Company or any of its subsidiaries (or in an analogous capacity) or otherwise as a service provider to any person that carries on or proposes to carry on a business competitive with the Company or any of its subsidiaries, any Option or other Award held by the participant that has not been exercised or settled as of the Commencement Date shall be immediately forfeited and cancelled as of the Commencement Date.

Change in Control

Under the 2020 Stock Incentive Plan, except as may be set forth in an employment agreement, Award agreement or other written agreement between the Company or a subsidiary of the Company and a participant:

(a)	the Plan Administrator may, without the consent of any participant, take such steps as it deems necessary or desirable, including to cause: (i) the conversion or exchange of any outstanding Awards into or for rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control (as defined below); (ii) outstanding Awards to vest and become exercisable, realizable or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of a Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction; (iv) the replacement of such Award with other rights or property selected by the Board of Directors in its sole discretion where such replacement would not adversely affect the holder; or (v) any combination of the foregoing; provided that: (A) in taking any of the foregoing actions), the Plan Administrator will not be required to treat all Awards similarly in the transaction; and (B) in the case of Options, RSUs and PSUs held by a Canadian taxpayer, the Plan Administrator may not cause the Canadian taxpayer to receive any property in connection with a Change in Control other than rights to acquire shares of a corporation or units of a “mutual fund trust” (as defined in the Income Tax Act (Canada)(the “Tax Act”) of the Company or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Company, as applicable, at the time such rights are issued or granted;

(b)	if within 12 months following the completion of a transaction resulting in a Change in Control (as defined below), a participant’s employment, consultancy or directorship is terminated by the Company or a subsidiary of the Company without Cause (as defined in the 2020 Stock Incentive Plan), without any action by the Plan Administrator:

(i)	any unvested Awards held by the participant at the Termination Date shall immediately vest; and

(ii)	any vested Awards may be exercised, surrendered to the Company, or settled by the participant at any time during the period that terminates on the earlier of: (i) the expiry date of such Award; and (ii) the date that is 90 days after the Termination Date. Any Award that has not been exercised, surrendered or settled at the end of such period being immediately forfeited and cancelled; and

(c)	unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the common shares will cease trading on NASDAQ, the Company may terminate all of the Awards (other than an Option, RSU or PSU held by a participant that is a resident of Canada for the purposes of the Tax Act) at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. taxpayers will be settled within 90 days of the Change in Control.

Subject to certain exceptions, a “Change in Control” includes: (i) any transaction pursuant to which a person or group acquires more than 50% of the outstanding common shares; (ii) the sale of all or substantially all of the Company’s assets; (iii) the dissolution or liquidation of the Company; (iv)  the acquisition of the Company via consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise; (v) individuals who comprise the Board of Directors at the last annual meeting of shareholders (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, in which case such new director shall be considered as a member of the Incumbent Board; or (vi) any other event which the Board of Directors determines to constitute a change in control of the Company.

Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon the death of a participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the participant’s death.

Amendments to the 2020 Stock Incentive Plan

The Plan Administrator may also from time to time, without notice and without approval of the holders of voting common shares, amend, modify, change, suspend or terminate the 2020 Stock Incentive Plan or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided that: (a) no such amendment, modification, change, suspension or termination of the 2020 Stock Incentive Plan or any Award granted pursuant thereto may materially impair any rights of a participant or materially increase any obligations of a participant under the 2020 Stock Incentive Plan without the consent of such participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or stock exchange requirements; and (b) any amendment that would cause an Award held by a U.S. Taxpayer to be subject to the income inclusion under Section 409A of the Code shall be null and void ab initio.

Notwithstanding the above, and subject to the NASDAQ Listing Rules, the approval of shareholders is required to effect any of the following amendments to the 2020 Stock Incentive Plan:

(a)	increasing the number of common shares reserved for issuance under the 2020 Stock Incentive Plan, except pursuant to the provisions in the 2020 Stock Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	reducing the exercise price of an option Award (for this purpose, a cancellation or termination of an Award of a participant prior to its expiry date for the purpose of reissuing an Award to the same participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Award) except pursuant to the provisions in the 2020 Stock Incentive Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(c)	extending the term of an Option Award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the participant or within ten business days following the expiry of such a blackout period);

(d)	permitting an Option Award to be exercisable beyond ten years from its date of grant (except where an expiry date would have fallen within a blackout period);

(e)	increasing or removing the limits on the participation of directors;

(f)	permitting Awards to be transferred to a person;

(g)	changing the eligible participants; and

(h)	deleting or reducing the range of amendments which require approval of the shareholders.

Except for the items listed above, amendments to the 2020 Stock Incentive Plan will not require shareholder approval. Such amendments include (but are not limited to): (a) amending the general vesting provisions of an Award; (b) amending the provisions for early termination of Awards in connection with a termination of employment or service; (c) adding covenants of the Company for the protection of the participants; (d) amendments that are desirable as a result of changes in law in any jurisdiction where a participant resides; and (e) curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Anti-Hedging Policy

Participants are restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of Awards granted to them.

We will provide each participant in our 2020 Stock Incentive Plan (each, a “Participant”) with documents that contain information related to our 2020 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

*	Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

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REOFFER PROSPECTUS

The date of this prospectus is October 5, 2020

ELECTRAMECCANICA VEHICLES CORP.
102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4

29,683,880 COMMON SHARES

This reoffer prospectus relates to 29,683,880 common shares, without par value, that may be offered and resold from time to time by certain eligible participants (each, an “Eligible Participant”) in our “2020 Stock Incentive Plan” for their own account. Eligible Participants in our 2020 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are “affiliates” of our company (as defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”)).

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the Nasdaq Capital Market or such other securities exchange or securities market (if any) that our common shares may then be traded. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The common shares will be issued pursuant to awards granted under our 2020 Stock Incentive Plan and will be “control securities” under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common shares are traded on the Nasdaq Capital Market under the symbol “SOLO.” On October 2, 2020, the last reported price of our common shares on such market was US$2.49 per share.

Investing in our common shares involves risks. See “Risk Factors” starting on page P-10 of this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to “the Company,” “we,” “us,” “our” or “our company” refer to ElectraMeccanica Vehicles Corp. and our consolidated subsidiaries. All dollar amounts refer to United States dollars unless otherwise indicated.

This reoffer prospectus relates to 29,683,880 common shares, without par value, that may be offered and resold from time to time by certain Eligible Participants under our 2020 Stock Incentive Plan for their own account. Eligible Participants in our 2020 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities. Selling stockholders will consist of those Eligible Participants who are “affiliates” of our company, as defined in Rule 405 under the Securities Act.

Our Company

Overview

We are a development-stage electric vehicle, or “EV”, manufacturing company located in Vancouver, British Columbia, Canada. Our initial product line targets urban residents seeking to commute in an efficient, cost-effective and environmentally friendly manner.

Products

Our first flagship EV is the SOLO, a single seat vehicle, of which we have built 64 prototype vehicles in-house as of September 30, 2020 and approximately 60 pre-production vehicles with our manufacturing partner, Zongshen Industrial Group Co. Ltd. (“Zongshen”). We have used some of these pre-mass production vehicles as prototypes and for certification purposes, have delivered some to customers and have used others as test drive models in our showroom. We believe our schedule to mass produce EVs over the near term, combined with our subsidiary, InterMeccanica International Inc.’s (“InterMeccanica”), 61-year history of automotive design, manufacturing and deliveries of motor vehicles to customers, significantly differentiates us from other early and development stage EV companies.

To support our near-term production, we have entered into a manufacturing agreement with Zongshen, acting through its wholly-owned subsidiary. Zongshen is an affiliate of Zongshen Power Machinery Co., Ltd., a large-scale scientific and technical enterprise which designs, develops, manufactures and sells a diverse range of motorcycles and motorcycle engines in China. Zongshen has previously purchased common shares and warrants to purchase common shares from us, and beneficially owns approximately 3.5% of our common shares.

We have two other EV candidates in early design development stage, namely, the Super SOLO, a sports car model of the SOLO, and the Tofino, an all-electric, two-seater roadster.

We have devoted substantial resources to create an affordable EV which brings significant performance and value to our customers. To this end, we envision the SOLO carrying a manufacturer’s suggested retail price of US$18,500, prior to any surcharge to cover tariffs (discussed below), and being powered by a high-performance electric rear drive motor which enables the SOLO to achieve:

•	a top speed of 80 mph and an attainable cruise speed of 68 mph resulting from its lightweight aerospace composite chassis;

•	acceleration from 0 mph to 60 mph in approximately ten seconds; and

•	a range of up to 100 miles generated from a lithium ion battery system that requires up to four hours of charging time on a 220-volt charging station (up to eight hours from a 110-volt outlet) that utilizes approximately 8.64 kW/h.

In addition, the SOLO contains a number of standard features found in higher price point vehicles, including:

•	LCD Digital Instrument Cluster;

•	Power Windows, Power Steering and Power Brakes;

•	AM/FM Stereo with Bluetooth/CD/USB;

•	Rear view backup camera;

•	Air conditioning;

•	Heated seats; and

•	Heater and defogger.

Unique to Canada, the SOLO is, and the Super SOLO, if developed, will be under the three-wheeled vehicle category and is subject to the safety standards listed in Schedule III of the Canadian Motor Vehicle Safety Regulations.

For sale into the United States, we and our vehicles must meet the applicable parts of the U.S. Code of Federal Regulations Title 49 —Transportation. Since the U.S. regulations do not have a specific class for three-wheeled “autocycles”, the SOLO and the Super SOLO, if developed, falls under the definition of a motorcycle pursuant to Sec. 571.3 of 49 CFR Part 571. However, currently a motorcycle license is not required to drive them in all but the States of Alaska, Florida, New York and Massachusetts. Motorcycle helmets must be worn while operating in the States of New York and Massachusetts. Helmets are also required if the driver is under 18 years old in the States of Alaska, Montana, Colorado and New Hampshire.

Potential Impact of the COVID-19 Pandemic

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries, and, on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19.

Our manufacturing partner, Zongshen, reports that its operations have not been materially affected at this point, and we anticipate that Zongshen remains on track to begin producing the SOLO for deliveries to customers during 2020. However, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our and Zongshen’s operations, and on the global economy as a whole. Government-imposed restrictions on travel and other “social-distancing” measures such restrictions on assembly of groups of persons, have to potential to disrupt supply chains for parts and sales channels for our products, and may result in labor shortages.

It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. We will continue to monitor the COVID-19 situation closely, and intend to follow health and safety guidelines as they evolve.

Potential Impact of Tariffs

A growing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. In June 2018, the current U.S. administration imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the West Coast of North America. If a trade war were to escalate or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

Recently, U.S. Customs and Border Protection ruled that the SOLO has a classification under the Harmonized Tariff Schedule of the United States that applies to passenger vehicles for less than 10 people with only electric motors. The total applicable duty for this classification was recently raised to 27.5% (2.5% is a “most-favored-nation” tariff for this classification and 25% derives from this classification being on the China 301 List 1). As indicated above, we envision that the base purchase price for our SOLO will be approximately US$18,500. As the landscape for tariffs involving imports to the United States from the People’s Republic of China (the “PRC”) has been changing over the past year and may change again, we have not determined how to adjust the base purchase price in the United States in response to the recent tariff increase.

On January 15, 2020, the United States and the PRC signed an Economic and Trade Agreement commonly referred to as the “Phase 1 Trade Agreement”, which entered into force on February 14, 2020. Notwithstanding the coming into force of the Phase 1 Trade Agreement, the United States will maintain its tariffs on cars built in China and shipped to the United States.

Corporate Structure and Principal Executive Offices

We were incorporated on February 16, 2015 under the laws of British Columbia, Canada, and have a December 31st fiscal year end. As of September 30, 2020, we had 77,789,748 common shares outstanding.

Our principal executive offices are located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. Our telephone number is (604) 428-7656. Our website address is www.electrameccanica.com. Information on our website does not constitute part of this prospectus supplement. Our registered and records office is located at Suite 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7.

We have four subsidiaries: InterMeccanica, a British Columbia, Canada, corporation; EMV Automotive USA Inc., a Nevada corporation; SOLO EV LLC, a Michigan corporation; and EMV Automotive Technology (Chongqing) Ltd., a PRC corporation.

Industry Overview

Investment in clean technology has been trending upwards for several years as nations, governments and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. EVs are a growing segment of this clean technology movement. An EV is any vehicle that does not solely operate on gas or diesel. Within this alternative vehicle group, there are sub-categories of alternative vehicles that utilize different innovative technologies, including battery electric vehicles (“BEV”) and plug-in hybrid electric vehicles (“PHEV”). Our products are BEVs.

Competitive Factors

The EV market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. Other manufacturers have entered the electric vehicle market and we expect additional competitors to enter this market within the next several years. As they do, we expect that we will experience significant competition. With respect to the SOLO, we face strong competition from established automobile manufacturers, including manufacturers of EVs such as the Tesla Model 3, the Chevrolet Bolt and the Nissan Leaf.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do, and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases, and broader customer and industry relationships, than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do.

Furthermore, certain large manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount, provided that the vehicles are financed through their affiliated financing company. We do not currently offer any form of direct financing on our vehicles. The lack of our direct financing options and the absence of customary vehicle discounts could put us at a competitive disadvantage.

We expect competition in our industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in the EV market and our market share. We might not be able to compete successfully in our market. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our extensive managerial and automotive experience, production capability and unique product offering give us the ability to successfully operate in the EV market in a way that many of our competitors cannot. In particular, we believe that our competitive advantages include:

•	Extensive in-house development capabilities: Our acquisition of InterMeccanica. in 2017 enables us to leverage InterMeccanica’s extensive 61 years of experience in vehicle design, manufacture, sales and customer support. InterMeccanica was founded in Turin, Italy, in 1959 as a speed parts provider and soon began producing in-house designed, complete vehicles like the Apollo GT, Italia, Murena, Indira and the Porsche 356 replica. InterMeccanica’s former owner, Henry Reisner, is our President and Chief Operating Officer and one of our directors, and, together with his family, is the second largest shareholder in our Company. We have integrated InterMeccanica’s staff with the research and development team that we had prior to the acquisition to develop and enhance current and future model offerings;

•	In-house production capabilities: We have the ability to manufacture our own products on a non-commercial scale. As of September 30, 2020, we have produced 64 prototype SOLOs at our facilities in Vancouver, British Columbia, and 60 pre-production SOLOs with our manufacturing partner Zongshen;

•	Commercial production of the SOLO anticipated to commence during 2020: We have an agreement with Zongshen whereby they have agreed to produce a total of 75,000 SOLOs over a three year period once we have started full scale production. To date, Zongshen has produced approximately 60 pre-production vehicles;

•	Unique product offering: The SOLO’s manufacturer suggested retail price of US$18,500, prior to any surcharge for tariffs, is far below the retail price of EVs offered by those who we consider to be our principal competitors; and we believe that the SOLO compares favorably against them; and

•	Management expertise: We have selected our management with an eye towards providing us with the business and technical expertise needed to be successful. They include Paul Rivera, our Chief Executive Officer, Bal Bhullar, our Chief Financial Officer, Henry Reisner, our President and Chief Operating Officer, and Isaac Moss, our Chief Administrative Officer and Corporate Secretary. A number of these key employees and consultants have significant experience in the automobile manufacturing and technology industries. We have supplemented additional expertise by adding consultants and directors with corporate, accounting, legal and other strengths.

Reservation system

We cannot guarantee that a significant number of the pre-orders and expressions of interest, if any, will become binding or result in sales. We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable US$250 deposit and a Tofino by paying a refundable US$1,000 deposit. Once reserved, the potential customer is allocated a reservation number and the reservation will be fulfilled as the respective vehicles are produced. We have achieved ours pre-order book through an online “direct sales to customers and corporate sales” platform as well as a show room at our headquarters in Vancouver   We plan on expanding this model and will be opening similar stores in key urban areas.  We have recently opened three U.S. corporate stores located in Los Angeles and Scottsdale.

We will earn revenue once a vehicle has been delivered to the customer who has pre-ordered their vehicle. Each order is placed in line as received and fulfilled once the vehicle becomes available. The customer may, at any time prior to delivery, for any reason, cancel their order and have their deposit returned. We do not consider any order as being secured until the vehicle has been delivered and full receipt of the remaining balance of the vehicle purchase price has been received.

Strategy

Our near-term goal is to commence and expand sales of the SOLO while continuing to develop our other EVs. We intend to achieve this goal by:

•	Beginning commercial production of the SOLO: We anticipate that Zongshen, our manufacturing partner, will begin producing the SOLO for deliveries to customers during 2020;

•	Increasing orders for our EVs: We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable US$250 deposit, and a Tofino or Super SOLO by paying a refundable $1,000 deposit. Once reserved, the potential customer is allocated a reservation number and, although we cannot guarantee that such pre-orders will become binding and result in sales, we intend to fulfill the reservations as the respective vehicles are produced. We maintain certain refundable deposits from various individuals for SOLOs, Tofinos and Super SOLOs. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyer’s deposit;

•	Having sales and services supported by local corporate stores: We will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

•	Expanding our product offering: In parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the Tofino, a two-seater sports car in the expected price range of $50,000 to $60,000.

We have achieved our pre-order book through an online “direct sales to customers and corporate sales” platform, as well as a store and showroom at our headquarters in Vancouver, British Columbia, Canada. We plan on expanding this model and will be opening similar stores in key urban areas. We have recently opened our first U.S. corporate store located in Los Angeles. In addition, we maintain certain expressions of interest arising from non-binding letters of interest, including certain deposits associated with the same, from certain proposed dealers and/or distributors for our vehicles representing their collective expressions of interest (should we choose to contract with them) for the purchase from or the sale on our behalf of SOLOs, and Tofinos and Super SOLOs, if developed.

Pre-orders and expressions of interest

As at September 30, 2020, we maintained certain deposits from various individuals for SOLOs, Tofinos and Super SOLOs. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyer’s deposit.  In addition, we also maintain certain expressions of interest arising from non-binding letters of interest, including certain deposits associated with the same, from certain proposed dealers and/or distributors for our vehicles representing their collective expressions of interest (should we choose to contract with them) for the purchase from or the sale on our behalf of SOLOs and Tofinos, if developed.

Marketing Plan

We recognize that marketing efforts must be focused on customer education and establishing brand presence and visibility which is expected to allow our vehicles to gain traction and subsequently gain increases in orders. Our marketing and promotional efforts emphasize the SOLO’s image as an efficient, clean and affordable EV for the masses to commute on a daily basis.

A key point to the marketing plan is to target metropolitan areas with high population density, expensive real estate, high commuter traffic load and pollution levels which are becoming an enormous concern. Accordingly, our management has identified California, Washington, Oregon, Arizona and Southern Florida as areas with cities that fit the aforementioned criteria, and we have plans to seek out suitable locations for additional stores there.

We plan to develop a marketing strategy that will generate interest and media buzz based on the SOLO’s selling points. Key aspects of our marketing plan include:

•	Digital marketing: Organic engagement and paid digital marketing media with engaging posts aimed to educate the public about EVs and develop interest in our SOLO, which to date has had positive traction;

•	Earned media: We have already received press coverage from several traditional media sources and expect these features and news stories to continue as we embark on our commercial launch;

•	Investor Relations/Press Releases: Our in-house investor relations team will provide media releases/kits for updates and news on our progress;

•	Industry shows and events: We displayed the SOLO at the Vancouver International Autoshow in March 2017, the Consumer Electronics Show in Las Vegas in January 2018 and the Vancouver International Autoshow in March 2018 and 2019. Promotional merchandise giveaways are expected to enhance and further solidify our branding in consumer minds. Computer stations and payment processing software will be readily on hand at such events to accept SOLO reservations; and

•	First-hand experience: Test-drives and public viewings are available at our existing stores in the Vancouver downtown core and in Los Angeles.

We anticipate that our marketing strategy and tactics will evolve over time as our SOLO gains momentum and we identify appropriate channels and media that align with our long-term objectives. In all of our efforts we plan to focus on the features that differentiate our SOLO from the existing EVs in the market.

Service model

We sell our vehicles online via our website (www.electrameccanica.com) while we develop our planned corporate owned stores in key markets. As each store is established any vehicles sold within such store’s designated territory will be delivered to such store to fulfill online orders as well as such store’s orders.

We have not yet identified where we hope to establish corporate owned stores or other distribution arrangements. The establishment of stores will depend on regional demand, available candidates and local regulations. We are currently accepting expressions of interest and applications for stores from individuals, and do not have any franchise or dealer agreements. Our vehicles will initially be available directly from us.

We plan to only establish and operate corporate owned stores in those states in the United States that do not restrict or prohibit certain retail sales models by vehicle manufacturers.

We are a development-stage EV company focusing on the market demand for EVs that are efficient, cost-effective and environmentally friendly methods for urban residents to commute and fleets. We believe that our flagship EV called the SOLO is the answer to such market demand. In addition, we have two other EV candidates in early design development stage, the Super SOLO and the Tofino.

Implications of Being a Foreign Private Issuer

We qualify as a “foreign private issuer”, as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”) and Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (or the “Exchange Act”). In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information (although we are subject to the requirement to make timely disclosure of material information under the Nasdaq Marketplace Rules).

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus supplement and the accompanying prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until December 31, 2022 (being the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common shares under our registration statement on Form F-1 (SEC File No. 333-214067), as filed with the SEC under the Securities Act on October 12, 2016 and subsequently amended), or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

RISK FACTORS

Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus and in the documents incorporated by reference herein, including the risks described in our annual report on Form 20-F and our quarterly reports filed on Form 6-K, before investing in our securities. We have identified the following material risks and uncertainties which reflect our outlook and conditions known to us as of the date of this prospectus. These material risks and uncertainties should be carefully reviewed by our shareholders and any potential investors in evaluating the Company, our business and the market value of our common stock. Furthermore, any one of these material risks and uncertainties has the potential to cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by any forward-looking statements made by us or by persons acting on our behalf. Refer to “Cautionary Note Regarding Forward-Looking Statements”.

There is no assurance that we will be successful in preventing the material adverse effects that any one or more of the following material risks and uncertainties may cause on our business, prospects, financial condition and operating results, which may result in a significant decrease in the market price of our common stock. Furthermore, there is no assurance that these material risks and uncertainties represent a complete list of the material risks and uncertainties facing us. There may be additional risks and uncertainties of a material nature that, as of the date of this prospectus, we are unaware of or that we consider immaterial that may become material in the future, any one or more of which may result in a material adverse effect on us. You could lose all or a significant portion of your investment due to any one of these material risks and uncertainties.

Risks Related to our Business and Industry

We have no revenue from the sale of electric vehicles and we will require a significant amount of capital to carry out our proposed business plan to develop, manufacture, sell and service electric vehicles. There is substantial doubt as to the ability of our Company to continue as a going concern.

We incurred a net loss and comprehensive loss of $14,844,526 and $14,971,979, respectively, during the six months ended June 30, 2020, and a net loss and comprehensive loss of $30,742,311 and $30,676,101, respectively, during the year ended December 31, 2019. Although we had a cash and cash equivalents and a working capital surplus of $51,252,752 and $56,836,015, respectively, as at June 30, 2020, and of $11,095,848 and $15,478,918, respectively, at December 31, 2019, we believe that we will need significant additional equity financing to continue as a going concern, given that, among other things:

•	we have not begun the commercial mass production or sale of our flagship vehicle, the SOLO, and we expect to incur significant ramp-up in costs and expenses through the launch of the vehicle;

•	we anticipate that the gross profit generated from the sale of the SOLO will not be sufficient to cover our operating expenses, and our achieving profitability will depend, in part, on our ability to materially reduce the bill of materials and per unit manufacturing cost of our products; and

•	we do not anticipate that we will be eligible to obtain bank loans, or other forms of debt financing on terms that would be acceptable to us.

We anticipate generating a significant loss for the current fiscal year. The report of independent registered public accounting firm on our audited financial statements includes an explanatory paragraph relating to our ability to continue as a going concern.

We have minimal revenue and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. Even if we are able to successfully launch the SOLO into commercial mass production, and to launch the Tofino or other intended EVs, they might not become commercially successful. If we are to ever achieve profitability we must have a successful commercial introduction and acceptance of our vehicles, which may not occur. We expect that our operating losses will increase substantially in 2020 and thereafter, and we also expect to continue to incur operating losses and to experience negative cash flows for the next several years.

We have a limited operating history and have generated minimal revenues.

Our limited operating history makes evaluating our business and future prospects difficult. We were formed in February 2015, and we have not yet begun mass production or the commercial delivery of our first electric vehicle. To date we have no revenues from the sale of electric vehicles as any amounts received from the sale of our pre-production electric vehicles were netted off against research and development costs as cost recovery and have had minimal revenue from the sale of non-electric custom cars. We intend to derive revenues from the sales of our SOLO vehicle, our Tofino vehicle and other intended EVs. The Tofino is still in the early design development stage, and the first commercially-produced SOLOs are scheduled to be delivered to our customers during 2020. Our vehicles require significant investment prior to commercial introduction and may never be successfully developed or commercially successful.

We have a history of operating losses and we expect our operating losses to accelerate and materially increase for the foreseeable future.

We generated net loss of $14,844,526 for the six months ended June 30, 2020, bringing our accumulated deficit to $76,960,534. Without a loss related to changes in the fair values of derivative liabilities of $2,912,203, we would have had a less significant net loss. Our loss before income taxes for the six months ended June 30, 2020 decreased to $14,870,725, as compared to $17,395,538 for the corresponding period in 2019. We anticipate generating a significant loss for the current fiscal year. The report of the independent registered public accounting firm on our financial statements for the year ended December 31, 2019 included an explanatory paragraph relating to our ability to continue as a going concern.

We have minimal revenue and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. We have not begun the commercial mass production or sale of our flagship vehicle, the SOLO, and we expect to incur significant additional costs and expenses through the launch of the vehicle. Even if we are able to successfully launch the SOLO into commercial mass production, and to launch the Tofino or other intended EVs, they might not become commercially successful. If we are to ever achieve profitability we must have a successful commercial introduction and acceptance of our vehicles, which may not occur. We expect that our operating losses will increase substantially in 2020 and thereafter, and we also expect to continue to incur operating losses and to experience negative cash flows for the next several years.

We expect the rate at which we will incur losses to increase significantly in future periods from current levels as we:

•	design, develop and manufacture our vehicles and their components;

•	develop and equip our manufacturing facility;

•	build up inventories of parts and components for the SOLO, the Tofino and other intended EVs;

•	open Electrameccanica stores;

•	expand our design, development, maintenance and repair capabilities;

•	develop and increase our sales and marketing activities; and

•	develop and increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed the business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in profits or even revenues, which would further increase our losses.

Our ability to achieve profitability will depend, in part, on our ability to materially reduce the bill of materials and per unit manufacturing cost of our products.

We anticipate that the gross profit generated from the sale of the SOLO will not be sufficient to cover our operating expenses. To achieve our operating and strategic goals while remaining competitive, we will, among other things, need to reduce the bill of materials and the per-unit manufacturing cost of the SOLO. We expect the primary factors to contribute to a reduced bill of materials and per unit manufacturing cost to include:

•	continued product development to make the SOLO easier and cheaper to mass produce commercially;

•	our ability to utilize less expensive suppliers and components that meet the requirements for the SOLO;

•	increasing the volume of components that we purchase in order to take advantage of volume-based pricing discounts;

•	improving assembly efficiency;

•	enhancing the automation of our strategic manufacturing partner’s facility to increase volume and reduce labor costs; and

•	increasing our volume to leverage manufacturing overhead costs.

Continued product development is subject to feasibility and engineering risks. Any increase in manufacturing volumes is dependent upon a corresponding increase in sales. The occurrence of one or more factors that negatively impact the manufacturing or sales of the SOLO, or reduce our manufacturing efficiency, may prevent us from achieving our desired reduction in manufacturing costs, which would negatively affect our operating results and may prevent us from attaining profitability.

We currently have negative operating cash flows, and if we are unable to generate positive operating cash flows in the future our viability as an operating business will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing and general and administrative expenses to rapidly develop and expand our business. We are currently incurring expenditures related to our operations that have generated a negative operating cash flow. Operating cash flow may decline in certain circumstances, many of which are beyond our control. We might not generate sufficient revenues in the near future. Because we continue to incur such significant future expenditures for research and development, sales and marketing and general and administrative expenses, we may continue to experience negative cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses. An inability to generate positive cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses or raise additional capital on reasonable terms will adversely affect our viability as an operating business.

To carry out our proposed business plan for the next 12 months to develop, manufacture, sell and service electric vehicles we will require additional capital.

To carry out our proposed business plan for the next 12 months, we estimate that we will have approximately $7 million in addition to cash on hand at June 30, 2020. If cash on hand, revenue from the sale of our cars, if any, and cash received upon the exercise of outstanding warrants, if any are exercised, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or registered offerings, and/or shareholder loans. If we are unsuccessful in raising enough funds through such capital-raising efforts we may review other financing possibilities such as bank loans. Financing might not be available to us or, if available, may not be available on terms that are acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Terms of future financings may adversely impact your investment.

We may have to engage in common equity, debt or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if we need to raise equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which we sell could be sold into any market which develops, which could adversely affect the market price.

Our future growth depends upon consumers’ willingness to adopt three-wheeled single-seat electric vehicles.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of, any reduced demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for three-wheeled single seat electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general and, in particular, safety issues that may be attributed to the use of advanced technology, including vehicle electronics and braking systems;

•	the limited range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•	the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric vehicles;

•	the environmental consciousness of consumers;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

The range of our electric vehicles on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our vehicles.

The range of our electric vehicles on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their vehicle as well as the frequency with which they charge the battery of their vehicle can result in additional deterioration of the battery’s ability to hold a charge. We currently expect that our battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and eight years, which will result in a decrease to the vehicle’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our vehicles, which may harm our ability to market and sell our vehicles.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology and, in particular, battery cell technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles. For example, we do not manufacture battery cells which makes us depend upon other suppliers of battery cell technology for our battery packs.

If we are unable to design, develop, market and sell new electric vehicles and services that address additional market opportunities, our business, prospects and operating results will suffer.

We may not be able to successfully develop new electric vehicles and services, address new market segments or develop a significantly broader customer base. To date, we have focused our business on the sale of the SOLO, a three-wheeled single seat electric vehicle, and have targeted mainly urban residents of modest means and fleets. We will need to address additional markets and expand our customer demographic to further grow our business. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.

Demand in the vehicle industry is highly volatile.

Volatility of demand in the vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new start-up manufacturer we will have fewer financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand.

We depend on a third-party for our near-term manufacturing needs.

In October 2017, we entered into a manufacturing agreement with a wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd., an affiliate of Zongshen Power Machinery Co., Ltd., located in Chongqing, China. Under the agreement, Zongshen has begun the process of establishing tooling and has contracted to produce 75,000 SOLO vehicles in the three full years from the commencement of production. The delivery of SOLO vehicles to our future customers and the revenue derived therefrom depends on Zongshen’s ability to fulfil its obligations under that manufacturing agreement. Zongshen’s ability to fulfil its obligations is outside of our control and depends on a variety of factors, including Zongshen’s operations, Zongshen’s financial condition and geopolitical and economic risks that could affect China. Our manufacturing agreement with Zongshen provides that non-performance by either us or Zongshen shall be excused to the extent that such performance is rendered impossible by strike, fire, flood, earthquake or governmental acts, orders or restrictions; provided that either we or Zongshen, as applicable, uses commercially reasonable efforts to mitigate the impact of such non-performance. Notwithstanding any such efforts, any such non-performance by either us or Zongshen shall be cause for termination of the manufacturing agreement by the other party if the non-performance continues for more than six months. The novel coronavirus (COVID-19) pandemic or measures taken by the Chinese government relating thereto may result in non- performance by Zongshen under our manufacturing agreement. If Zongshen is unable to fulfil its obligations or is only able to partially fulfil its obligations under our existing manufacturing agreement with them, or if Zongshen either voluntarily or is forced to terminate our agreement with them, either as a result of the coronavirus outbreak, the Chinese government’s measures relating thereto or otherwise, we will not be able to produce or sell our SOLO vehicle in the volumes anticipated and on the timetable that we anticipate, if at all.

The impact of the novel coronavirus (COVID-19) pandemic on the global economy and our operations remains uncertain, which could have a material adverse impact on our business, results of operations and financial condition and on the market price of our common shares.

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries, and, on March 12, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19. Although our manufacturing partner, Zongshen, reports that its operations have not been materially affected at this point, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our and Zongshen’s operations (including, without limitation, staffing levels), supply chains for parts and sales channels for our products, and on the global economy as a whole. It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. The COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent weeks. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common shares.

We do not currently have all arrangements in place that are required to allow us to fully execute our business plan.

To sell our vehicles as envisioned we will need to enter into certain additional agreements and arrangements that are not currently in place. These include entering into agreements with distributors, arranging for the transportation of the mass-produced SOLOs to be delivered pursuant to our manufacturing agreement with Zongshen and obtaining battery and other essential supplies in the quantities that we require. If we are unable to enter into such agreements, or are only able to do so on terms that are unfavorable to us, we may not be able to fully carry out our business plans.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of Paul Rivera, our Chief Executive Officer, Bal Bhullar, our Chief Financial Officer, Henry Reisner, our President and Chief Operating Officer, and Isaac Moss, our Chief Administrative Officer and Corporate Secretary. A number of these key employees and consultants have significant experience in the automobile manufacturing and technology industries. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire suitable replacements. We have obtained “key person” insurance on certain key personnel.

Since we have little experience in mass-producing electric vehicles, any delays or difficulties in transitioning from producing custom vehicles to mass-producing vehicles may have a material adverse effect on our business, prospects and operating results.

Our management team has experience in producing custom designed vehicles and is now switching focus to mass producing electric vehicles in a rapidly evolving and competitive market. If we are unable to implement our business plans in the timeframe estimated by management and successfully transition into a mass-producing electric vehicle manufacturing business, then our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our Company and its operating results.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have the SOLO, the Tofino or any future model EV satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

If we are unable to reduce and adequately control the costs associated with operating our business, including our costs of manufacturing, sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our electric vehicles relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted.

If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.

Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing, we currently have a very limited frame of reference by which to evaluate the performance of our SOLO in the hands of our customers and currently have no frame of reference by which to evaluate the performance of our vehicles after several years of customer driving. With the Tofino we are still in early design development phase, whereby the similar evaluations are further behind.

We have very limited experience servicing our vehicles. If we are unable to address the service and warranty requirements of our future customers our business will be materially and adversely affected.

If we are unable to successfully address the service requirements of our future customers our business and prospects will be materially and adversely affected. In addition, we anticipate the level and quality of the service we will provide our customers will have a direct impact on the success of our future vehicles. If we are unable to satisfactorily service our customers, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired.

We have very limited experience servicing our vehicles. We plan for mass production to begin for SOLO vehicles for deliveries during 2020. The total number of SOLOs that we have produced as pre-production as of September 30, 2020 is approximately 124 (64 from Canada and 60 from Zongshen). Throughout its history, our subsidiary, InterMeccanica, has produced approximately 2,500 cars, which include providing after sales support and servicing. We only have limited experience servicing the SOLO as a limited number of SOLOs have been produced. Servicing electric vehicles on a mass scale is different than servicing electric vehicles and vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques on a mass scale

In addition, we presently expect that our warranty covering the SOLO will cover 24 months, however, the final details on such coverage have not yet been completed. Furthermore, the SOLO battery pack is expected to have a 60-month warranty period, however, the final details on the exact warranty specifications is still being determined and is being developed in conjunction with our battery pack and cell suppliers.

We may not succeed in establishing, maintaining and strengthening the ElectraMeccanica brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the ElectraMeccanica brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality electric cars and maintenance and repair services, and we have very limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the ElectraMeccanica brand will also depend heavily on the success of our marketing efforts. To date we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in Detroit, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum, steel, carbon fiber and non-ferrous metals such as copper and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our vehicles. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our vehicles until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased electric vehicle prices. We might not be able to recoup increasing costs of raw materials by increasing vehicle prices. We have also already announced an estimated price for the base model of our SOLO, and the Tofino. However, any attempts to increase the announced or expected prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of SOLO and Tofino reservations and could materially adversely affect our brand, image, business, prospects and operating results.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives that are offered to purchasers of EVs or persons installing home charging stations, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future in connection with the planned production of our vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

•	training new personnel;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	addressing new markets; and

•	establishing international operations.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians, for our electric vehicles. Competition for individuals with experience in designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We have a manufacturing agreement with Zongshen to produce 75,000 SOLO vehicles in the first three full years from the commencement of production. Zongshen’s workforce is not currently unionized, though they may become so in the future or industrial stoppages could occur in the absence of a union. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, or that of Zongshen or our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. Additionally, if we expand our business to include full in-house manufacturing of our vehicles, our employees might join or form a labor union and we may be required to become a union signatory.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. We plan to maintain product liability insurance for all our vehicles with annual limits of approximately $30 million on a claims-made basis, but any such insurance might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage or outside of our coverage may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. We cannot be certain that we are the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the United States.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time we may receive communications from third parties that allege our products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do things that include one or more of the following:

•	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our vehicles or other goods or services to avoid infringing the third-party intellectual property; or

•	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of British Columbia, a substantial portion of our assets are in Canada and all of our executive officers and most of our directors reside outside the United States

We are organized pursuant to the laws of the Province of British Columbia under the Business Corporations Act (British Columbia) (the “Business Corporations Act”) and our executive offices are located outside of the United States in Vancouver, British Columbia. Three of our four officers, our auditor and all but four of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts. As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.

We are vulnerable to a growing trade dispute between the United States and China

A growing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. In June 2018, the current U.S. administration has imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the West Coast of North America. If a trade war were to escalate or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

Recently, U.S. Customs and Border Protection ruled that the SOLO has a classification under the Harmonized Tariff Schedule of the United States that applies to passenger vehicles for less than 10 people with only electric motors. The total applicable duty for this classification was recently raised to 27.5% (2.5% is a “most-favored-nation” tariff for this classification and 25% derives from this classification being on the China 301 List 1). We envision that the suggested retail purchase price for our SOLO will be US$18,500. As the landscape for tariffs involving imports to the United States from the PRC has been changing over the past year and may change again, we have not determined how to adjust the purchase price in the United States in response to the recent tariff increase.

On January 15, 2020, the United States and the PRC signed the Phase 1 Trade Agreement which came into force on February 14, 2020. Notwithstanding the coming into force of the Phase 1 Trade Agreement, the United States will maintain its tariffs on cars built in China and shipped to the United States.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.

The legal system in the PRC is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various production services in the PRC. Zongshen, our manufacturing partner, is subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time we may have to resort to administrative and court proceedings to enforce our legal rights or Zongshen may have to resort to administrative and court proceedings to fulfill its obligations under the manufacturing agreement. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we or Zongshen may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China, could materially and adversely affect our business and impede our ability to continue our operations.

Risks Related to Our Common Shares

Our executive officers and directors beneficially own a large controlling percentage of our common shares.

As of September 30, 2020, our executive officers and directors beneficially owned, in the aggregate, approximately 23% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to warrants and stock options which have vested. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The continued sale of our equity securities will dilute the ownership percentage of our existing shareholders and may decrease the market price for our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of common shares and the issuance of preferred shares. Our Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and designate the rights of the preferred shares, which may include voting, dividend, distribution or other rights that are preferential to those held by the common shareholders. The issuance of any such common or preferred shares may result in a reduction of the book value or market price, if one exists at the time, of our outstanding common shares. Given our lack of revenues, we will likely have to issue additional equity securities to obtain working capital we require for the next 12 months. Our efforts to fund our intended business plans will therefore result in dilution to our existing shareholders. If we do issue any such additional common shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. As a result of such dilution, if you acquire common shares your proportionate ownership interest and voting power could be decreased. Furthermore, any such issuances could result in a change of control or a reduction in the market price for our common shares.

Additionally, we had 13,408,144 options and 18,955,331 warrants outstanding as of September 30, 2020. The exercise price of some of these options and warrants is below our current market price, and you could purchase shares in the market at a price in excess of the exercise price of our outstanding warrants or options. If the holders of these options and warrants elect to exercise them, your ownership position will be diluted and the per share value of the common shares you have or acquire could be diluted as well. As a result, the market value of our common shares could significantly decrease as well.

Issuances of our preferred stock may adversely affect the rights of the holders of our common shares and reduce the value of our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of shares of preferred stock. Our Board of Directors has the authority to create one or more series of preferred stock and, without shareholder approval, issue shares of preferred stock with rights superior to the rights of the holders of common shares. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holder of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we currently have no plans to create any series of preferred stock and have no present plans to issue any shares of preferred stock, any creation and issuance of preferred stock in the future could adversely affect the rights of the holders of common shares and reduce the value of our common shares.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in August 2018, and before that it had been trading on the OTCQB since September 2017. The historical volume of trading has been low (within the past year, the fewest number of our shares that were traded on the Nasdaq Capital Market was 28,706 shares daily), and the share price has fluctuated significantly (since trading began on the Nasdaq Capital Market our closing price has been as low as US$0.91 and as high as US$5.15). The share price for our common shares could decline due to the impact of any of the following factors:

•	sales or potential sales of substantial amounts of our common shares;

•	announcements about us or about our competitors;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the automobile industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	change in general economic trends; and

•	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for automobile companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares regardless of our actual operating performance.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

Financial Industry Regulation Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our common shares, have an adverse effect on the market for our common shares and, thereby, depress their market prices.

Our common shares have been thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell your common shares to raise money or otherwise desire to liquidate your shares.

From October 2017 until August 2018, our common shares were quoted on the OTCQB where they were “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time was relatively small or non-existent. Since we listed on the Nasdaq Capital Market in August 2018, the volume of our common shares traded has increased, but that volume could decrease until we are thinly-traded again. That could occur due to a number of factors, including that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our common shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our common shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common shares may not develop or be sustained.

Volatility in our common shares or warrant price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share or warrant prices may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receive from U.S. reporting companies.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company”, as defined in the JOBS Act, and will remain an emerging growth company until the earlier of : (1) the last day of the fiscal year (a) following May 23, 2022, (b) in which we have total annual gross revenue of at least US$1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior June 30th; and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the United States Securities and Exchange Commission. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will” or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Such forward-looking statements may include, but are not limited to, statements and/or information related to: strategy, future operations, the size and value of the order book and the number of orders, the number and timing of building pre-mass production vehicles, the projection of timing and delivery of SOLOs, or Tofinos, if developed, in the future, projected costs, expected production capacity, expectations regarding demand and acceptance of our products, estimated costs of machinery to equip a new production facility, and trends in the market in which we operate, plans and objectives of management.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: our ability to build pre-mass production vehicles and to begin production deliveries within certain timelines; our expected production capacity; prices for machinery to equip a new production facility, labor costs and material costs, remaining consistent with our current expectations; production of SOLOs and Tofinos, if developed, meeting expectations and being consistent with estimates; equipment operating as anticipated; there being no material variations in the current regulatory environment; and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:

•	general economic and business conditions, including changes in interest rates;

•	prices of other electric vehicles, costs associated with manufacturing electric vehicles and other economic conditions;

•	natural phenomena (including the current COVID-19 pandemic);

•	actions by government authorities, including changes in government regulation;

•	uncertainties associated with legal proceedings;

•	changes in the electric vehicle market;

•	future decisions by management in response to changing conditions;

•	our ability to execute prospective business plans;

•	misjudgments in the course of preparing forward-looking statements;

•	our ability to raise sufficient funds to carry out our proposed business plan;

•	consumers’ willingness to adopt three-wheeled single seat electric vehicles;

•	declines in the range of our electric vehicles on a single charge over time may negatively influence potential customers’ decisions to purchase such vehicles;

•	developments in alternative technologies or improvements in the internal combustion engine;

•	inability to keep up with advances in electric vehicle technology;

•	inability to design, develop, market and sell new electric vehicles and services that address additional market opportunities;

•	dependency on certain key personnel and any inability to retain and attract qualified personnel;

•	inexperience in mass-producing electric vehicles;

•	inability to reduce and adequately control operating costs;

•	failure of our vehicles to perform as expected;

•	inexperience in servicing electric vehicles;

•	inability to succeed in establishing, maintaining and strengthening the ElectraMeccanica brand;

•	disruption of supply or shortage of raw materials;

•	the unavailability, reduction or elimination of government and economic incentives;

•	failure to manage future growth effectively; and

•	labor and employment risks.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus, including the documents that are incorporated by reference into this prospectus, and other documents that we may file from time to time with the securities regulators.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to 29,683,880 common shares, without par value, that may be offered and resold from time to time by certain Eligible Participants under our 2020 Stock Incentive Plan for their own account. Eligible Participants in our 2020 Stock Incentive Plan consist of employees, directors, officers and consultants of our Company or its related entities. Selling stockholders will consist of those Eligible Participants who are “affiliates” of our company, as defined in Rule 405 under the Securities Act.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 29,683,880 common shares which may be offered pursuant to this reoffer prospectus underlie Awards (as defined in the 2020 Stock Incentive Plan) that have been or may be granted under our 2020 Stock Incentive Plan. We will receive proceeds from the exercise of any stock options that may be granted under the 2020 Stock Incentive Plan. The exercise or purchase price per share, if any, of each Award may not be less than the Market Price (as defined in the 2020 Stock Incentive Plan) of our Company’s common stock on the date of the grant. All proceeds, if any, from the exercise of these future Awards will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

DILUTION

Because the selling stockholders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING STOCKHOLDERS

On May 29, 2020, our Board of Directors authorized and approved the adoption of the Company’s 2020 Stock Incentive Plan, under which an aggregate of 30,000,000 of our common shares may be issued. The 2020 Stock Incentive Plan supersedes and replaces the Company’s2015 Stock Option Plan, dated as originally ratified by the Board of Directors on June 11, 2015, and as ratified by the shareholders of the Company at the Company’s annual general meeting held last year on June 24, 2019.

The 2020 Stock Incentive Plan was ratified by the shareholders of the Company at the Company’s annual general and special meeting held on July 9, 2020.

The purpose of the 2020 Stock Incentive Plan is to, among other things, provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants as may be granted awards under the 2020 Stock Incentive Plan by the Board of Directors from time to time for their contributions toward the long-term goals and success of the Company, and to enable and encourage such directors, employees and consultants to acquire common shares as long-term investments and proprietary interests in the Company. The 2020 Stock Incentive Plan provides flexibility to the Company to grant equity-based incentive awards (each, an “Award”) in the form of options (“Options”), restricted share units (“RSUs”), preferred shared units (“PSUs”) and deferred share units (“DSUs”).

The 2020 Stock Incentive Plan designates the Board of Directors as the initial Plan Administrator (as defined in the 2020 Stock Incentive Plan), subject to the ability of the Board of Directors to delegate from time to time all or any of the powers conferred on the Plan Administrator to a committee of the Board of Directors. The Board of Directors has resolved to delegate all powers of administration of the 2020 Stock Incentive Plan to the Compensation Committee.

The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive Awards under the 2020 Stock Incentive Plan, the time or times at which Awards may be granted, the conditions under which awards may be granted or forfeited to the Company, the number of Common Shares to be covered by any Award, the exercise price of any Award, whether restrictions or limitations are to be imposed on the common shares issuable pursuant to grants of any Award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine.

As indicated above, an aggregate of 30,000,000 of our common shares may be issued pursuant to the grant of Awards under the 2020 Stock Incentive Plan. 29,683,880 common shares are being registered pursuant to this Form S-8 registration statement filed by the Company.

The selling stockholders named in this prospectus in the table below are “affiliates” of our company (as defined in Rule 405 under the Securities Act). Such selling stockholders are offering an aggregate of 11,093,836 common shares offered through this prospectus, of which 10,541,364 common shares are underlying Options that we have granted to the selling stockholders, 507,849 common shares are underlying RSUs granted to certain selling stockholders and 44,623 common shares are underlying DSUs granted to certain selling stockholders, all pursuant to our 2020 Stock Incentive Plan as well as our prior 2015 Stock Option Plan which has been subsumed under our 2020 Stock Incentive Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further Awards under the 2020 Stock Incentive Plan to any Eligible Participants who are “affiliates” of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of September 30, 2020, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.	the number of common shares owned by each selling stockholder prior to this offering;

2.	the total number of common shares that are to be offered by each selling stockholder;

3.	the total number of common shares that will be owned by each selling stockholder upon completion of the offering;

4.	the percentage owned by each selling stockholder; and

5.	the identity of the beneficial holder of any entity that owns the common shares.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issuable upon exercise of the Options held by the selling stockholders as these Options are exercisable within 60 days of the date hereof.

The “Number of Shares Being Offered” includes the common shares that have been or may be acquired by the selling stockholders pursuant to the exercise of Options and the vesting of RSUs and DSUs granted to the selling stockholders pursuant to our 2020 Stock Incentive Plan. Information with respect to “Shares Beneficially Owned Upon Completion of the Offering” assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

	Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Being	Shares Beneficially Owned Upon Completion of the Offering(1)
Name of Selling Stockholder	Number		Percent	Offered(2)	Number	Percent
Directors and Executive Officers:
Michael Paul Rivera Chief Executive Officer and a director	1,142,614	(3)	1.4%	3,209,302	Nil	Nil
Henry Reisner President, Chief Operating Officer and a director	3,022,064	(4)	3.9%	221,892	2,900,000	3.7%
Bal Bhullar Chief Financial Officer and a director	770,568	(5)	*	1,602,035	3,900	*
Steven Sanders Chairman and a director	291,988	(6)	*	357,952	Nil	Nil

	Shares Beneficially Owned Prior to the Offering(1)			Number of Shares Being	Shares Beneficially Owned Upon Completion of the Offering(1)
Name of Selling Stockholder	Number		Percent	Offered(2)	Number	Percent
Directors and Executive Officers:
Jerry Kroll A director	11,474,196	(7)	14.1%	3,532,728	7,941,468	9.8%
Joanne Yan A director	370,805	(8)	*	361,364	75,000	*
Luisa Ingargiola A director	290,949	(9)	*	353,797	Nil	Nil
Peter Savagian A director	291,628	(10)	*	356,510	Nil	Nil
Isaac Moss Chief Administrative Officer and Corporate Secretary	978,307	(11)	1.2%	1,098,256	Nil	Nil
Directors and Executive Officers as a group (9 persons):	18,597,119	(12)	21.7%	11,093,836	10,920,368	12.3%

Notes:

*	Less than one percent.

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain common shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, common shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of common shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding common shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding as of the date hereof. As of September 30, 2020, there were 77,789,748 common shares of the Company issued and outstanding.

(2)	Includes common shares underlying Options, RSUs and DSUs units that will vest more than 60 days after the date hereof.

(3)	This figure represents (i) Options to purchase 959,470 common shares which have vested, and (ii) Options to purchase 183,144 common shares which will vest within 60 days of September 30, 2020.

(4)	This figure represents (i) 2,375,000 common shares held directly by Henry Reisner, (ii) 525,000 common shares held indirectly by Mr. Reisner’s wife, (iii) Options to purchase 121,648 common shares which have vested, and (iv) Options to purchase 416 common shares which will vest within 60 days of September 30, 2020.

(5)	This figure represents (i) 3,900 common shares held directly by Bal Bhullar, (ii) Options to purchase 705,557 common shares which have vested, and (iii) Options to purchase 61,111 common shares which will vest within 60 days of September 30, 2020.

(6)	This figure represents (i) Options to purchase 288,750 common shares which have vested, and (ii) Deferred Stock Units to receive upon settlement 3,238 common shares which have vested.

(7)	This figure represents (i) 3,612,500 common shares held directly by Jerry Kroll, (ii) 4,266,468 common shares held indirectly by Ascend Sportmanagement Inc. (over which Mr. Kroll has discretionary voting and investment authority), (iii) 62,500 common shares issuable upon the exercise of warrants held directly by Mr. Kroll, and (iv) Options to purchase 3,532,728 common shares which have vested.

(8)	This figure represents (i) 25,000 common shares held directly by Joanne Yan, (ii) 50,000 common shares issuable upon the exercise of warrants held directly by Ms. Yan, (iii) Options to purchase 292,756 common shares which have vested, (iv) Options to purchase 208 common shares which will vest within 60 days of September 30, 2020, and (v) Deferred Stock Units to receive upon settlement 2,841 common shares which have vested.

(9)	This figure represents (i) Options to purchase 288,750 common shares which have vested, and (ii) Deferred Stock Units to receive upon settlement 2,199 common shares which have vested.

(10)	This figure represents (i) Options to purchase 278,750 common shares which have vested, (ii) Options to purchase 10,000 common shares which will vest within 60 days of September 30, 2020, and (iii) Deferred Stock Units to receive upon settlement 2,878 common shares which have vested.

(11)	This figure represents (i) Options to purchase 826,922 common shares which have vested, and (ii) Options to purchase 115,385 common shares which will vest within 60 days of September 30, 2020.

(12)	This figure represents (i) 10,807,868 common shares, (ii) 112,500 common shares issuable upon the exercise of warrants, (iii) Options to purchase 7,295,331 common shares which have vested, (iv) Options to purchase 370,264 common shares which will vest within 60 days of September 30, 2020, and (v) Deferred Stock Units to receive upon settlement 11,156 common shares which have vested.

PLAN OF DISTRIBUTION

2020 Stock Incentive Plan

On May 29, 2020, our Board of Directors authorized and approved the adoption of the Company’s 2020 Stock Incentive Plan, under which an aggregate of 30,000,000 of our common shares may be issued. The 2020 Stock Incentive Plan supersedes and replaces the Company’s 2015 Stock Option Plan, dated as originally ratified by the Board of Directors on June 11, 2015, as ratified by the shareholders of the Company at the Company’s annual general and special meeting held last year on June 24, 2019.

The 2020 Stock Incentive Plan was ratified by the shareholders of the Company at the Company’s annual general and special meeting held on July 9, 2020.

The purpose of the 2020 Stock Incentive Plan is to, among other things, provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants as may be granted Awards under the 2020 Stock Incentive Plan by the Board of Directors from time to time for their contributions toward the long-term goals and success of the Company, and to enable and encourage such directors, employees and consultants to acquire common shares as long-term investments and proprietary interests in the Company. The 2020 Stock Incentive Plan provides flexibility to the Company to grant Awards in the form of Options, RSUs, PSUs and DSUs.

The 2020 Stock Incentive Plan designates the Board of Directors as the initial Plan Administrator (as defined in the 2020 Stock Incentive Plan), subject to the ability of the Board of Directors to delegate from time to time all or any of the powers conferred on the Plan Administrator to a committee of the Board of Directors. The Board of Directors has resolved to delegate all powers of administration of the 2020 Stock Incentive Plan to the Compensation Committee.

The Plan Administrator determines which directors, officers, consultants and employees are eligible to receive Awards under the 2020 Stock Incentive Plan, the time or times at which Awards may be granted, the conditions under which Awards may be granted or forfeited to the Company, the number of Common Shares to be covered by any Award, the exercise price of any Award, whether restrictions or limitations are to be imposed on the common shares issuable pursuant to grants of any Award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine.

As indicated above, an aggregate of 30,000,000 of our common shares may be issued pursuant to the grant of Awards under the 2020 Stock Incentive Plan. 29,683,880 common shares are being registered pursuant to this Form S-8 registration statement filed by the Company.

An Award may not be exercised after the termination date of the Award and may be exercised following the termination of an Eligible Participant’s continuous service only to the extent provided by the Plan Administrator under the 2020 Stock Incentive Plan. If the Plan Administrator under the 2020 Stock Incentive Plan permits a participant to exercise an Award following the termination of continuous service for a specified period, the Award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first. In the event an Eligible Participant’s service has been terminated for “cause”, he or she shall immediately forfeit all rights to any of the Awards outstanding.

The foregoing summary of the 2020 Stock Incentive Plan is not complete and is qualified in its entirety by reference to the 2020 Stock Incentive Plan.

Timing of Sales

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common shares, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	activities in connection with our common shares;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common shares. These expenses include, but are not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

McMillan LLP, our independent legal counsel, has provided an opinion on the validity of the common shares that are the subject of this prospectus.

The consolidated financial statements of ElectraMeccanica Vehicles Corp. appearing in ElectraMeccanica Vehicles Corp.’s Annual Report on Form 20-F as of December 31, 2019 and 2018 and for the years then ended have been audited by KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s principal activity, the development and manufacture of electric vehicles, is in the development stage and the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The audit report covering the December 31, 2019 financial statements refers to a change in the accounting policy for leases as of January 1, 2019 due to the adoption of IFRS 16 – Leases. KPMG LLP has offices at 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K3. Such consolidated financial statements are incorporated herein by reference.

The financial statements of ElectraMeccanica Vehicles Corp. appearing in ElectraMeccanica Vehicles Corp.’s Annual Report on Form 20-F as of December 31, 2017 and for the year then ended have been audited by Dale Matheson Carr-Hilton LaBonte LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Dale Matheson Carr-Hilton LaBonte LLP has offices at 1500 – 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E 4G1. Such consolidated financial statements are incorporated herein by reference.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on December 31, 2019 to the date of this prospectus, other than those changes that have been described in our Quarterly Reports included as exhibits 99.1 to our Report of Foreign Private Issuer on Form 6-K for our fiscal quarters ended March 31, 2020 and June 30, 2020 that were filed with the SEC on May 12, 2020 and August 11, 2020, respectively, and in our Report of Foreign Private Issuer on Form 6-K that we furnished to the SEC on January 14, 2020, January 21, 2020, January 28, 2020, February 24, 2020, February 28, 2020, March 2, 2020, March 26, 2020, March 30, 2020, April 7, 2020, April 14, 2020, April 27, 2020, April 27, 2020, April 30, 2020, May 5, 2020, May 12, 2020, May 13, 2020, May 19, 2020, June 8, 2020, June 10, 2020, June 12, 2020, June 12, 2020, June 15, 2020, June 16, 2020, June 23, 2020, July 10, 2020 , July 13, 2020, July 14, 2020, July 24, 2020, August 12, 2020, August 24, 2020, August 24, 2020, August 27, 2020, September 3, 2020, September 8, 2020 and September 16, 2020.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed by our Company with the SEC are incorporated herein by reference:

(a)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and Amendment No. 1 thereto that we filed with the SEC on March 25, 2020 and March 26, 2020, respectively;

(b)	our Report of Foreign Private Issuer on Form 6-Ks that we furnished to the SEC on January 14, 2020, January 21, 2020, January 28, 2020, February 24, 2020, February 28, 2020, February 28, 2020, March 2, 2020, March 26, 2020, March 30, 2020, April 7, 2020, April 14, 2020, April 27, 2020, April 27, 2020, April 30, 2020, May 5, 2020, May 12, 2020, May 13, 2020, May 19, 2020, June 8, 2020, June 10, 2020, June 12, 2020, June 12, 2020, June 15, 2020, June 16, 2020, June 23, 2020, July 10, 2020, July 13, 2020, July 14, 2020, July 24, 2020, August 11, 2020, August 12, 2020, August 24, 2020, August 24, 2020, August 27, 2020, September 3, 2020, September 8, 2020 and September 16, 2020;

(c)	other documents and reports furnished by us to the SEC on Form 6-K subsequent to the date of the prospectus, but only to the extent specifically set forth in such Form 6-K;

(d)	all documents and reports filed after the date of this prospectus and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

(e)	the material terms and provisions of our common shares as described under the caption “Description of Share Capital – Common Shares” starting on page 38 of our registration statement on Form F-3, as filed with the SEC on October 18, 2018.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to our Corporate Secretary, at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4, or by calling 1-604-428-7656.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and we file Annual Reports on Form 20-F, Quarterly Reports included as exhibits 99.1 to our Report of Foreign Private Issuer on Form 6-K and Report of Foreign Issuer on Form 6-K and other information with the SEC. You may read and copy any material that we file with the SEC at the Public Reference Section, at 100 F Street, NE, Washington, D.C., U.S.A., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. The Registration Statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the Registration Statement from the SEC at any address listed above or from the SEC’s Internet site.

As a foreign private issuer we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The corporation laws of British Columbia allow us, and our Articles require us (subject to the provisions of the Business Corporations Act, to indemnify our directors and officers and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ELECTRAMECCANICA VEHICLES CORP.

29,683,880 Common Shares
to be Offered and Sold by Selling Stockholders

October 5, 2020

REOFFER PROSPECTUS

 No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus.  Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by ElectraMeccanica Vehicles Corp. (the “Company”).  This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus.  However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The following documents filed by our Company with the SEC are incorporated herein by reference:

(a)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and Amendment No. 1 thereto that we filed with the SEC on March 25, 2020 and March 26, 2020, respectively;

(b)	our Report of Foreign Private Issuer on Form 6-Ks that we furnished to the SEC on January 14, 2020, January 21, 2020, January 28, 2020, February 24, 2020, February 28, 2020, February 28, 2020, March 2, 2020, March 26, 2020, March 30, 2020, April 7, 2020, April 14, 2020, April 27, 2020, April 27, 2020, April 30, 2020, May 5, 2020, May 12, 2020, May 13, 2020, May 19, 2020, June 8, 2020, June 10, 2020, June 12, 2020, June 12, 2020, June 15, 2020, June 16, 2020, June 23, 2020, July 10, 2020, July 13, 2020, July 14, 2020, July 24, 2020, August 11, 2020, August 12, 2020, August 24, 2020, August 24, 2020, August 27, 2020, September 3, 2020, September 8, 2020 and September 16, 2020;

(c)	other documents and reports furnished by us to the SEC on Form 6-K subsequent to the date of the prospectus, but only to the extent specifically set forth in such Form 6-K;

(d)	all documents and reports filed after the date of this prospectus and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

(e)	the material terms and provisions of our common shares as described under the caption “Description of Share Capital – Common Shares” starting on page 38 of our registration statement on Form F-3, as filed with the SEC on October 18, 2018.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to our Corporate Secretary, at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4, or by calling 1-604-428-7656.

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C., U.S.A., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available on the Internet at the SEC’s website at http://www.sec.gov.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.	Indemnification of Directors and Officers.

The corporate laws of British Columbia allow us, and our Articles require us (subject to the provisions of the Business Corporations Act (British Columbia) (the “Business Corporations Act”) note below), to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act.

According to the Business Corporations Act, for the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who:

(a)	is or was a director or officer of the Company; and

(b)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of the Company; or

(ii)	at the request of the Company; or

(c)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and include/es, except in the definition of  “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the Business Corporations Act, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of our Articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; and

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(a)	indemnify the eligible party in respect of the proceeding; or

(b)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the Business Corporations Act or our Articles, on the application of the Company or an eligible party, the British Columbia Supreme Court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e)	make any other order the court considers appropriate.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
4.1	2020 Stock Incentive Plan(1)
5.1	Legal Opinion of McMillan LLP(1)
23.1	Consent of McMillan LLP(2)
23.2	Consent of KPMG LLP, Chartered Professional Accountants(1)
23.3	Consent of Dale Matheson Carr-Hilton LaBonte LLP, Chartered Professional Accountants(1)
24.1	Power of Attorney (Included in Signature Page)

Notes:

(1)	Filed as an exhibit to this Registration Statement on Form S-8.
(2)	Included in Exhibit 5.1 to this Registration Statement on Form S-8.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 5th day of October, 2020.

ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ Baljinder K. Bhullar
Baljinder K. Bhullar
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and a director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Baljinder K. Bhullar as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Paul Rivera	Chief Executive Officer	October 5, 2020
Michael Paul Rivera	(Principal Executive Officer) and a director

/s/ Baljinder K. Bhullar	Chief Financial Officer	October 5, 2020
Baljinder K. Bhullar	(Principal Financial Officer and Principal Accounting Officer) and a director

/s/ Henry Reisner	President, Chief Operating Officer and a director	October 5, 2020
Henry Reisner

/s/ Isaac Moss	Chief Administrative Officer and Corporate Secretary	October 5, 2020
Isaac Moss

/s/ Steven Sanders	Director	October 5, 2020
Steven Sanders

/s/ Jerry Kroll	Director	October 5, 2020
Jerry Kroll

/s/ Luisa Ingargiola	Director	October 5, 2020
Luisa Ingargiola

/s/ Joanne Yan	Director	October 5, 2020
Joanne Yan

/s/ Peter Savagian	Director	October 5, 2020
Peter Savagian

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